Exhibit 99.1

FOR IMMEDIATE RELEASE

HANDLEMAN COMPANY REPORTS FOURTH QUARTER AND

FISCAL YEAR 2007 RESULTS

Troy, Michigan – June 28, 2007, Handleman Company (NYSE: HDL), www.handleman.com, today announced results for its fourth quarter and fiscal year ended April 28, 2007.

Revenues for the fiscal year ended April 28, 2007 (“fiscal 2007”) were $1.32 billion, up slightly from $1.31 billion for the fiscal year ended April 29, 2006 (“fiscal 2006”). Net loss for fiscal 2007 was $53.4 million or $2.65 per diluted share, compared to net income of $13.6 million or $.65 per diluted share for fiscal 2006. On a pro-forma basis, the loss from continuing operations before income taxes for fiscal 2007 was $25.7 million, compared to income of $12.5 million for fiscal 2006. The GAAP loss from continuing operations before income taxes for fiscal 2007 was $51.6 million, compared to GAAP income of $17.4 million in fiscal 2006.

The following table reconciles GAAP income (loss) from continuing operations before income taxes to pro-forma amounts. The items excluded from the pro-forma amounts are not considered expenses of an ongoing nature. Therefore, the Company believes the pro-forma amounts provide a more meaningful picture of operating performance.

	Three Months Ended *		Fiscal Year Ended *
	April 28, 2007	April 29, 2006	April 28, 2007	April 29, 2006
(Loss) income from continuing operations before income taxes	$(27,125)	$(8,384)	$(51,626)	$17,375
Inventory liquidation reserve resulting from the termination of the Company’s music supply agreement with ASDA	9,000	—	9,000	—
Operating losses due to start up expenses related to new business initiatives in the United Kingdom	4,251	—	11,268	—
Implementation and consulting expenses related to the Company’s cost savings initiatives	1,585	—	8,689	—
Income from a CD anti-trust settlement	(3,054)	—	(3,054)	(453)
Gain on sale of investment in PRN	—	—	—	(4,390)

Pro-forma (loss) income from continuing operations before income taxes	$(15,343)	$(8,384)	$(25,723)	$12,532

*	Amounts in thousands

Revenues for the fourth quarter of fiscal 2007 were $268.5 million, compared to $284.7 million for the fourth quarter of fiscal 2006. During the fourth quarter of this year the Company had a net loss of $37.5 million or $1.85 per diluted share, compared to a net loss of $6.5 million or $.32 per diluted share for the fourth quarter of last year. On a pro-forma basis, the loss from continuing operations before income taxes for the fourth quarter of fiscal 2007 was $15.3 million. This compared to a pro-forma loss of $8.4 million for the fourth quarter of last year. On a GAAP basis, loss from continuing operations before income taxes was $27.1 million for the fourth quarter of fiscal 2007, compared to a loss of $8.4 million for the same period in fiscal 2006.

Stephen Strome, the Company’s Chairman and CEO stated, “The financial results for fiscal 2007 were disappointing and did not meet our expectations. In response, the Company has implemented several programs to streamline costs, including work force reductions, consolidation of distribution facilities, reductions in benefit programs, and several initiatives to lower customer product returns. The Company expects to realize annual cost savings in excess of $20 million in fiscal 2008 as a result of these initiatives. In addition, during the year we made substantial investments, each aligned with our core competencies, that diversify and strengthen the Company by adding new product categories and new customers. In the United Kingdom we expanded our operations to provide music, video and video games to Tesco PLC, the UK’s largest supermarket and general merchandise retailer. This required substantial investments in advance of recognizing any revenue. These changes will improve performance in fiscal 2008.”

Fiscal 2007

Revenues for fiscal 2007 were $1.32 billion, compared to $1.31 billion for fiscal 2006. Increased revenues during fiscal 2007 for console video game products and greeting cards offset lower music revenues.

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Console video game revenues for fiscal 2007 were $219.7 million, an increase of $134.2 million over revenues in fiscal 2006. The Company acquired Crave Entertainment Group (Crave), a distributor of console video game products, in late November 2005 and thus fiscal 2006 included less than six months of revenues from such products.

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Greeting card revenues during fiscal 2007 were $39.3 million, compared to $5.9 million in fiscal 2006. The increase was due to expansion of the category management and distribution of greeting cards to additional retail stores.

•

Music revenues of $947.6 million during fiscal 2007 declined $151.9 million, or 14%, from the prior year. The decrease was due to continued weakness in the overall music industry and reductions in CD store inventory levels by the Company’s retail customers.

•	All other revenues, which include REPS service, DVDs and children’s books, were $117.8 million during fiscal year 2007, compared to $121.5 million in fiscal 2006.

The Company’s gross profit margin, as a percentage of revenues, was 15.2% for fiscal 2007, compared to 17.2% for fiscal 2006. The decline in the gross profit margin percentage was due primarily to:

•	an inventory liquidation reserve of $9 million resulting from the termination of the Company’s music supply agreement with ASDA, and

•	a change in revenue mix to include a greater proportion of console video game products, which generally earn a lower gross profit margin than the Company’s consolidated gross profit margin.

Selling, general and administrative (SG&A) expenses for fiscal 2007 were $247.6 million or 18.7% of revenues, compared to $210.0 million or 16.0% of revenues for fiscal 2006. The dollar increase this year was due to:

•	an increase in Crave SG&A expenses of $9.8 million as the result of a full year’s expenses, compared to less than six months during fiscal 2006,

•	an increase in the amortization of intangible assets related to the acquisition of Crave of $5.3 million.

•	start-up costs in the UK of $8.2 million related to the new business arrangement with Tesco,

•	expenses of $10.7 million relating to the Company’s greeting card business in the UK, and

•	an increase in lending and related fees of $2.6 million, as a result of changes in the Company’s credit agreement.

In the Company’s U.S. operations, SG&A cost savings from the expense reduction programs during the fiscal year were substantially offset by implementation and related consulting expenses. However, the Company expects to realize annual cost savings during its fiscal year 2008 in excess of $20 million as a result of these programs initiated in fiscal 2007.

Interest expense for fiscal 2007 increased to $8.0 million from $4.8 million for fiscal 2006. This year-over-year change was primarily due to increased borrowings mainly related to the financing of the Crave acquisition. Investment income for fiscal 2007 decreased to $2.0 million from $6.7 million for fiscal 2006. During fiscal 2006, the Company recorded investment income of $4.4 million related to gains on the sale of an investment in PRN, a company that provides in-store media networks.

Income tax expense for fiscal 2007 was $1.8 million, despite a loss from continuing operations before income taxes of $51.6 million. During fiscal 2007 the Company recognized income tax expenses in excess of tax benefits due to:

•	recording a valuation allowance of $11.5 million on deferred tax assets, primarily related to net operating losses in the UK,

•	recording a valuation allowance of $3.8 million on foreign tax credits, and

•	additional tax expense of $1.4 million related to non-deductible stock-based compensation expense.

The low effective income tax rate for fiscal 2006 of 14.7% was due to the utilization of capital losses and other tax benefits. A normal tax rate for the Company is approximately 36%.

Fourth Quarter of Fiscal 2007

Revenues for the fourth quarter of fiscal 2007 were $268.5 million, compared to $284.7 million for the fourth quarter of fiscal 2006. During the fourth quarter of fiscal 2007 console video game revenues were $55.2 million, an increase of $23.5 million or 74% over the fourth quarter of last year. The increase this year was due in part to an increase in consumer demand for console video game products driven by the introduction of two new hardware platforms, Sony’s PlayStation 3 and Nintendo’s Wii, in late calendar 2006. Greeting card revenues of $12.8 million during the fourth quarter of fiscal 2007 increased $9.7 million due to expanding the category management and distribution to additional retail stores. These gains somewhat offset lower music revenues of $48.8 million, caused by a reduction in retail store CD inventory levels and continued softness in the music industry.

The Company’s gross profit margin, as a percentage of revenues, was 15.7% for the fourth quarter of fiscal 2007, compared to 17.4% for the fourth quarter of last year. The lower gross profit margin this year was due to the establishment of an inventory liquidation reserve of $9.0 million as a result of the termination of the music supply agreement with ASDA, offset in part by income from a CD anti-trust settlement of $3.1 million.

SG&A expenses for the fourth quarter of fiscal 2007 were $67.8 million or 25.3% of revenues, compared to $56.1 million or 19.7% of revenues for the same quarter of last year. The fourth quarter this year included $4.3 million of expenses related to new business initiatives in the UK, an increase of $2.0 million in lending and related fees as a result of changes in the Company’s credit agreement, and implementation expenses of $1.6 million related to the Company’s cost savings initiatives.

Income tax expense for the fourth quarter of fiscal 2007 was $10.4 million, despite a loss from continuing operations before income taxes of $27.1 million. The income tax expense was a result of income tax adjustments explained earlier in this press release.

Stephen Strome added: “Performance in fiscal 2007 was unacceptable. Therefore, during the year we implemented several initiatives that will diversify our customer base and products, reduce costs and improve performance. In addition, the console video game industry is expected to grow over 10% in calendar 2007, and will drive our revenues of these products higher. As we begin our fiscal year 2008, we are confident that the plans we put in place will improve our performance and operating results.”

Call Notice

Handleman Company will host a conference call to discuss the fourth quarter and fiscal year 2007 financial and operating results on Friday, June 29, 2007 at 11:00 a.m. (Eastern Time). To participate in the teleconference call (in listen mode only), please dial 800-442-9683 at least five minutes before the start of the conference call. In addition, Handleman Company will simulcast the conference live via the Internet. The web cast can be accessed and will be available for 30 days on the investor relations page of Handleman Company’s web site, www.handleman.com. A telephone replay of the conference call will be available until Friday, July 6, 2007 at midnight by calling 800-642-1687 (PIN Number 4745359).

About Handleman Company:

Handleman Company is a category manager and distributor of prerecorded music and console video game hardware, software and accessories to leading retailers in the United States, United Kingdom, and Canada. As a category manager, the Company manages a broad assortment of titles to optimize sales and inventory productivity in retail stores. Services offered include product selection, direct-to-store shipments, marketing and in-store merchandising.

Forward-Looking and Cautionary Statements

Information in this press release contains forward-looking statements, which are not historical facts. These statements involve risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could differ materially from those contemplated by these forward-looking statements including, without limitation, risks associated with the termination of the Company’s music supply agreement with ASDA, achieving the business integration objectives expected with the Crave Entertainment Group acquisition, changes in the music and video game industries, continuation of satisfactory relationships with existing customers and suppliers, establishing satisfactory relationships with new customers, including Tesco, PLC, and suppliers, effects of electronic commerce inclusive of digital music distribution, success of new music and video game releases, dependency on technology, ability to control costs, relationships with the Company’s lenders, complying with the covenants in the lending agreements, pricing and competitive pressures, dependence on third-party carriers to deliver products to customers, the ability to secure funding or generate sufficient cash required to sustain existing businesses while investing in and developing new businesses, the occurrence of catastrophic events or acts of terrorism, certain global and regional economic conditions, and other factors discussed in this press release and those detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Handleman Company notes that the preceding conditions are not a complete list of risks and uncertainties. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Handleman Company:

Thomas Braum,	Greg Mize,
Executive Vice President and CFO	Vice President, Investor Relations and Treasurer
(248) 362-4400, Ext. 718	(248) 362-4400, Ext. 211

- Tables Follow -

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share data)

(unaudited)

	Three Months (13 Weeks) Ended		Year ended (52 Weeks) Ended
	April 28, 2007	April 29, 2006	April 28, 2007	April 29, 2006
Revenues	$268,543	$284,735	$1,324,483	$1,312,404

Costs and expenses:
Direct product costs	(226,420)	(235,282)	(1,122,554)	(1,086,928)
Selling, general and administrative expenses	(67,846)	(56,078)	(247,611)	(210,029)

Operating (loss) income	(25,723)	(6,625)	(45,682)	15,447

Interest expense	(2,037)	(2,105)	(7,984)	(4,808)
Investment income	635	346	2,040	6,736

(Loss) income from continuing operations before income taxes	(27,125)	(8,384)	(51,626)	17,375
Income tax (expense) benefit	(10,352)	2,738	(1,802)	(2,557)

(Loss) income from continuing operations	(37,477)	(5,646)	(53,428)	14,818
(Loss) from discontinued operations, net of taxes	—	(888)	—	(1,250)

Net (loss) income	$(37,477)	$(6,534)	$(53,428)	$13,568

Basic net (loss) income per share:
—From continuing operations	$(1.85)	$(.28)	$(2.65)	$.71
—From discontinued operations	—	(.04)	—	(.06)

Total basic net (loss) income per share	$(1.85)	$(.32)	$(2.65)	$.65

Diluted net (loss) income per share
—From continuing operations	$(1.85)	$(.28)	$(2.65)	$.71
—From discontinued operations	—	(.04)	—	(.06)

Total diluted net (loss) income per share	$(1.85)	$(.32)	$(2.65)	$.65

Weighted average number of shares outstanding
—basic	20,217	20,311	20,149	20,806

—diluted	20,217	20,311	20,149	20,962

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

(unaudited)

	April 28, 2007	April 29, 2006
Assets
Cash and cash equivalents	$18,457	$10,346
Accounts receivable	236,069	257,942
Merchandise inventories	115,535	128,844
Other current assets	17,713	9,898

Total current assets	387,774	407,030
Property and equipment, net of depreciation and amortization	65,128	54,099
Other assets, net	93,549	113,902

Total assets	$546,451	$575,031

Liabilities
Debt, current	$106,897	$3,960
Accounts payable	159,444	144,401
Other current liabilities	31,163	30,326

Total current liabilities	297,504	178,687
Debt, non-current	—	83,600
Other liabilities	9,402	15,755
Shareholders’ equity	239,545	296,989

Total liabilities and shareholders’ equity	$546,451	$575,031

ADDITIONAL INFORMATION FROM CONTINUING OPERATIONS (amounts in thousands)

	Three Months (13 Weeks) Ended		Twelve Months (52 Weeks) Ended
	Apr. 28, 2007	Apr. 29, 2006	Apr. 28, 2007	Apr. 29, 2006
(Loss) income from continuing operations	$(37,477)	$(5,646)	$(53,428)	$14,818
Investment income	(635)	(346)	(2,040)	(6,736)
Interest expense	2,037	2,105	7,984	4,808
Income tax expense (benefit)	10,352	(2,738)	1,802	2,557
Depreciation/amortization expense	5,919	5,610	24,357	19,645
Recoupment of license advances	1,310	1,790	7,324	3,419

Adjusted EBITDA*	$(18,494)	$775	$(14,001)	$38,511

Additions to property and equipment	$3,591	$1,387	$26,824	$10,387

*	Adjusted EBITDA is computed as (loss) income from continuing operations, less investment income and income tax benefit, plus interest expense, income tax expense, depreciation and amortization expense, and recoupment of license advances.